Exhibit 2

May 6, 2021

Canadian Securities Administrators

Cameco Corporation

Annual Meeting May 6, 2021

Report of Voting Results

Under National Instrument 51-102

In accordance with Section 11.3 of National Instrument 51-102 – Continuous Disclosure Obligations, we advise of the results of the voting on the matters submitted to the annual meeting (the Meeting) of the shareholders (the Shareholders) of Cameco Corporation (the Corporation) held on May 6, 2021. Each matter voted on is described in greater detail in the Corporation’s 2021 Management Proxy Circular issued in connection with this meeting, which is available at cameco.com.

The matters voted upon at the Meeting and the results of the voting were as follows:

Item 1: Election of Directors

The following directors were elected to hold office for the ensuing year or until their successors are elected or appointed:

Leontine Atkins	Tim Gitzel
Ian Bruce	Jim Gowans
Daniel Camus	Kathryn Jackson
Donald Deranger	Don Kayne
Catherine Gignac

Canadian Securities Administrators

May 6, 2021

The outcome of the ballot vote, both before and after giving effect to the twenty-five (25%) percent non-resident Shareholder voting restriction, was as follows:

Vote Results Before Reduction of Non-resident Vote:

Nominee	Votes For	% Votes For	Withheld	% Votes Withheld
Leontine Atkins	197,990,656	99.75%	489,483	0.25%
Ian Bruce	196,239,529	98.87%	2,240,610	1.13%
Daniel Camus	195,635,389	98.57%	2,844,750	1.43%
Donald Deranger	196,639,662	99.07%	1,840,477	0.93%
Catherine Gignac	197,099,429	99.30%	1,380,710	0.70%
Tim Gitzel	197,554,478	99.53%	925,661	0.47%
Jim Gowans	144,856,197	72.98%	53,623,942	27.02%
Kathryn Jackson	191,714,008	96.59%	6,766,131	3.41%
Don Kayne	183,272,515	92.34%	15,207,624	7.66%

Vote Results After Reduction of Non-resident Vote to 25%:

Nominee	Votes For	% Votes For	Withheld	% Votes Withheld
Leontine Atkins	60,978,552	99.73%	168,044	0.27%
Ian Bruce	60,834,355	99.49%	312,240	0.51%
Daniel Camus	60,688,364	99.25%	458,231	0.75%
Donald Deranger	60,782,682	99.40%	363,913	0.60%
Catherine Gignac	60,890,460	99.58%	256,135	0.42%
Tim Gitzel	60,896,288	99.59%	250,307	0.41%
Jim Gowans	53,510,854	87.51%	7,635,742	12.49%
Kathryn Jackson	60,264,088	98.56%	882,507	1.44%
Don Kayne	55,124,445	90.15%	6,022,151	9.85%

Item 2: Appointment of Auditors

On a vote by ballot, KPMG LLP was appointed auditors of the Corporation to hold office until the next annual meeting of Shareholders, or until their successors are appointed.

Canadian Securities Administrators

May 6, 2021

The outcome of the ballot vote, both before and after giving effect to the twenty-five (25%) percent non-resident Shareholder voting restriction, was as follows:

Vote Results Before Reduction of Non-resident Vote:

Votes For	% Votes For	Votes Withheld	% Votes Withheld
224,703,927	97.63%	5,447,907	2.37%

Vote Results After Reduction of Non-resident Vote to 25%:

Votes For	% Votes For	Votes Withheld	% Votes Withheld
58,999,178	96.49%	2,146,159	3.51%

Item 3: Executive Compensation

On a vote by ballot, an advisory resolution was passed accepting the approach to executive compensation disclosed in Cameco’s Management Proxy Circular delivered in advance of this meeting.

The outcome of the ballot vote, both before and after giving effect to the twenty-five (25%) percent non-resident Shareholder voting restriction, was as follows:

Vote Results Before Reduction of Non-resident Vote:

Votes For	% Votes For	Votes Against	% Votes Against
185,714,203	93.57%	12,766,136	6.43%

Vote Results After Reduction of Non-resident Vote to 25%:

Votes For	% Votes For	Votes Against	% Votes Against
58,882,998	96.30%	2,263,598	3.70%

Cameco Corporation

By:	“Sean A. Quinn”
Sean A. Quinn Senior Vice-President, Chief Legal Officer and Corporate Secretary